Exhibit 10.14

ABIOMED, Inc.

Performance- and Time-Based Restricted Stock Unit Award Agreement

This Performance- and Time-Based Restricted Stock Unit Award Agreement (this “Agreement”) is made effective as of [GRANT DATE] (the “Grant Date”), between ABIOMED, Inc. (the “Company”), and [EMPLOYEE NAME] (the “Employee”), pursuant to the Company’s 2008 Stock Incentive Plan, as it may be amended from time to time (the “Plan”). This Agreement and the Award (as defined below) are expressly subject to all of the terms and conditions contained in the Plan, which is hereby incorporated herein by reference. In the event that any of the terms and conditions contained in this Agreement are inconsistent with the Plan, the terms of the Plan shall control. All capitalized terms not defined in this Agreement have the meanings specified in the Plan.

WITNESSETH:

1. Performance- and Time-Based Restricted Stock Units. The Company hereby grants to the Employee on the Grant Date an award (the “Award”) consisting of the right to receive, on the terms provided herein and in the Plan, one share of common stock of the Company (“Stock”) with respect to each restricted stock unit forming part of the Award (collectively, the “Restricted Stock Units”), in each case, subject to adjustment pursuant to Section 4 of the Plan in respect of transactions occurring after the Grant Date. The Employee is hereby granted [        ] Restricted Stock Units. Shares of Stock shall only be issued to the Employee in respect of the Award to the extent that the terms of this Agreement and the Plan are satisfied and to the extent that the Employee meets both the performance-based vesting conditions and time-based vesting conditions set forth below.

2. Performance Vesting. The Restricted Stock Units shall performance vest and become performance-vested Restricted Stock Units (“Performance-Vested RSUs”), provided that the Employee remains continuously employed by the Company through the applicable performance-vesting date, as follows: [DESCRIBE PERFORMANCE BASED VESTING CONDITION]. Any Restricted Stock Units that are then outstanding and do not become Performance-Vested RSUs as a result of the performance goals hereunder not being satisfied shall automatically be forfeited upon [            ].

3. Time Vesting. The Performance-Vested RSUs shall only vest to the extent that they become vested based on time as provided for below. On each of the following dates (each, a “Time Vesting Date”), and provided that the Employee remains continuously employed by the Company through such Time Vesting Date, a portion of the Performance-Vested RSUs shall vest as set forth below:

[DESCRIBE TIME BASED VESTING CONDITION]

Notwithstanding the foregoing, the Restricted Stock Units shall be fully vested at [        ] of the Restricted Stock Units or, with the approval of the Committee (based in part on

actual performance at the time of such approval), at an amount over [            ] and up to [        ] of the Restricted Stock Units, upon the closing of a Change of Control if the Change of Control shall occur during [            ] and as to [            ] of the Performance-Vested RSUs if the Change of Control shall occur thereafter but before the [            ] anniversary of the Grant Date and in each case while the Employee remains employed by the Company. For purposes of this Agreement, the term “Time Vesting Date” shall also mean a Change of Control.

Certificates for the shares of Stock that are issuable as a result of the Performance-Vested RSUs or Restricted Stock Units, as applicable, vesting as set forth above shall be issued as soon as practicable following each Time Vesting Date, but in no event later than thirty (30) days following each Time Vesting Date.

4. Termination of Employment. The Employee understands and agrees that if the Employee ceases to be an employee of the Company or a subsidiary of the Company at any time for any reason, whether because of any action of the Company or the Employee, the death or incapacity of the Employee or otherwise (the date of such termination of employment, the “Termination Date”), the Employee’s only rights under this Agreement shall be the right to receive Stock, if any, that was to be issued (but was not yet issued) pursuant to Restricted Stock Units or Performance-Vested RSUs, as applicable, vesting on a Time Vesting Date that was reached prior to the Termination Date, and the Employee shall have no right to the issuance of Stock with respect to any Restricted Stock Units or Performance-Vested RSUs, as applicable, vesting on a Time Vesting Date that is reached after the Termination Date and any Restricted Stock Units or Performance-Vested RSUs, as applicable, that are unvested on the Termination Date shall automatically be forfeited on such date.

5. Discretion of the Committee. Unless otherwise provided, the Committee shall make all determinations required to be made hereunder, including determinations required to be made by the Company, which shall include determinations of [PERFORMANCE MEASUREMENT] and the calculation of the number of Performance-Vested RSUs hereunder, and shall interpret all provisions of this Agreement, as it deems necessary or desirable, in its sole and unfettered discretion. Such determinations and interpretations shall be binding and conclusive as to the Company and the Employee. If there shall be no Compensation Committee of the Company’s Board of Directors or if the Board of Directors shall determine that the Board of Directors shall administer this Agreement, all references herein to the Committee shall be deemed references to the Board of Directors.

6. Withholding Taxes.

(a)	The Employee expressly acknowledges and agrees that the Employee’s rights hereunder, including the right to be issued shares of Stock upon the vesting of the Restricted Stock Units (or any portion thereof), are subject to the Employee’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company all taxes required to be withheld, if any (the “Withholding Obligation”).

(b)	By accepting this Award, the Employee hereby acknowledges and agrees that, unless he or she provides notice to the Company at least two (2) days prior to a

Time Vesting Date that he or she intends to satisfy the applicable Withholding Obligation by paying such amount in cash or with a check in a form acceptable to the Company and delivers such cash or check no later than the Time Vesting Date, he or she will have been deemed to have elected to have the Company hold back whole shares of Stock otherwise deliverable pursuant to Section 3 having a Fair Market Value sufficient to satisfy the Withholding Obligation (but not in excess of the applicable minimum statutory withholding obligations or such greater amount that would not result in adverse accounting consequences to the Company), with the Company accepting a payment in cash or by check by the Employee to the extent of any remaining balance of the Withholding Obligation not satisfied by such withholding of shares.

(c)	The Employee expressly acknowledges that because the Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award.

7. No Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Employee any right to continued employment with the Company, or to establish or maintain an on-going business relationship with the Company. The Employee acknowledges and agrees that the transactions contemplated hereunder do not constitute an express or implied promise of continued employment for any period, or at all.

8. No Rights as a Shareholder. The Employee shall have no rights as a shareholder of the Company as a result of this Agreement unless and until shares of Stock have been issued to the Employee pursuant to Section 3 above. Without limiting the generality of the foregoing and for the avoidance of doubt, the Employee shall not be entitled to vote any share of Stock subject to the Award or to receive or be credited with any dividend or other distribution declared and payable on any such share unless such share has been actually delivered hereunder and is held by the Employee on the record date for such vote or dividend (or other distribution), as the case may be.

9. Nontransferability. Neither the Award nor the Restricted Stock Units may be transferred. In the event the Award or the Restricted Stock Units are transferred, or in the event a spouse or domestic partner has or is deemed to have any community property rights with respect to the Award or the Restricted Stock Units, the transferee, spouse, or domestic partner, as applicable, will be subject to and bound by all terms and conditions of this Agreement and the Plan.

10. Notices. Any notices required to be given under this Agreement shall be sufficient if in writing and if sent by certified mail, return receipt requested, and addressed as follows:

If to the Company:

ABIOMED, Inc.

22 Cherry Hill Drive

Danvers, Massachusetts 01923

Attn: Chief Financial Officer

If to the Employee, at the address of the Employee set forth in the Company’s records or to such other address as either party may designate under the provisions hereof.

11. Form S-8 Prospectus. The Employee acknowledges having received and reviewed a copy of the prospectus required by Part I of Form S-8 relating to shares of Stock that may be issued under the Plan.

12. Section 409A of the Code. This Agreement shall be interpreted and administered in such a manner that all provisions relating to the grant and settlement of the Award are exempt from the requirements of Section 409A of the Code. In no event, however, will the Company or any other person have any liability to the Employee as a result, or in respect of, of Section 409A of the Code.

13. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in Massachusetts and agree that such litigation shall be conducted in the state courts of Middlesex County or the federal courts of the United States for the District of Massachusetts.

IN WITNESS WHEREOF, the parties have executed this Agreement as an instrument under seal effective as of the date written on the first page of this Agreement.

ABIOMED, Inc.

By:
Michael R. Minogue Its: President and Chief Executive Officer

EMPLOYEE:

Name:	[EMPLOYEE NAME]

Acceptance date: